EXHIBIT 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE

Investor and Media Relations:
Patty Bruner
Christensen
480-614-3009

Smith & Wesson Reports First Quarter Earnings Increase on Slightly Lower Revenue and Full Year Projections.

Smith & Wesson Holding Corporation (AMEX:SWB), parent of the legendary 152-year old handgun maker Smith & Wesson Corp., announced today that earnings for the first fiscal quarter ended July 31, 2004 were $1.5 million, or $.04 per diluted share, compared with $585,000, or $.02 per diluted share, for the fiscal quarter ended July 31, 2003. Net product sales for the quarter were $27.8 million, a $1.0 million, or 3.5%, decline versus the fiscal quarter ended July 31, 2003. The results were in line with the estimates that the Company had announced in August.

Firearms sales, the Company’s core business, were $25.3 million, an increase of $547,000, or 2.2%, for the quarter versus the comparable quarter last year. Non-firearms sales declined by $1.6 million to $2.5 million due to the discontinued third-party machining business and lower handcuff sales.

The increase in net income was attributable to improved efficiencies, lower spending and a $376,000 reduction to the product liability reserves. Gross profit as a percentage of sales and licensing revenue increased from 30.6% for the quarter ended July 31, 2003 to 33.2% for the quarter ended July 31, 2004.

Roy Cuny, President and CEO of Smith & Wesson Holding Corporation, said, “We are very pleased with the expanding margins and improved operational capabilities we have gained due to our strong dedication to improving the manufacturing operation. The quarter clearly reflects that improvement goals set over the course of the last six months are being realized.”

Cuny continued, “Firearms sales were up slightly during the first quarter. Our ability to provide innovative products and aggressive marketing promotions have allowed us to increase market share and deepen our relationship with dealers and our end customers. As we go forward, our continued improvements in operational efficiency and our new marketing and sales teams will now provide for both increased revenues and profitability. We are progressing in a carefully planned manner and believe we will deliver value-driving results with a combined revenue and earnings-focused growth plan.”

Cuny added, “The demand for Model 500 revolvers continues to outpace our production capability. We are purchasing additional equipment and expect to double our production of the Model 500 by the end of the second quarter. We have also decided to increase our planned capital spending for the year to $9.0 million, compared with the $5.0 million originally planned. The additional spending will address the higher demand and process improvements.”

John Kelly, Chief Financial Officer of Smith & Wesson Holding Corporation, commented, “Operating margins continue to improve as a result of the increased productivity and cost savings. While we are still early in the process, the Lean and Six Sigma initiatives are yielding favorable results, and we expect to see further process improvements and cost reductions as we continue with these efforts. We are also seeing the benefits of the restructuring that took place in January of this year.”

Kelly added, “Refinancing efforts are currently underway, and we expect it to be completed by the end of November.”

The Company also announced that it expects sales for the fiscal year ending April 30, 2005 to increase by approximately 5% to 10% over the $117.9 million reported for the fiscal year ended April 30, 2004. Net income is expected to be between $5.4 million and $6.4 million, or between $.16 and $.19 per fully diluted share compared with $1.4 million, or $.04 per fully diluted share, for the fiscal year ended April 30, 2004.

Commenting on the annual projections, Roy Cuny said, “We are in the process of developing our new marketing initiatives, including adding critical personnel in the sales and marketing areas. We expect an increase in revenues in the current fiscal year and expect sales to increase at a greater rate in fiscal 2006 as our marketing initiatives take hold.”

John Kelly added, “Benefits from the current Lean and Six Sigma programs are expected to intensify during the remainder of the fiscal year, with the full impact being felt in the next fiscal year. We also plan to make a significant investment in new equipment to increase productivity and expand our production capacity.”

About Smith & Wesson

Smith & Wesson Holding Corporation is the parent company of Smith & Wesson Corp., one of the world’s leading producers of quality handguns, law enforcement products and firearm safety and security products. Law enforcement personnel, military personnel, target shooters, hunters, collectors, and firearms enthusiasts throughout the world have used the Company’s products with confidence for more than 150 years. Smith & Wesson Corp. also manufactures and markets Smith & Wesson branded handcuffs. For more information, visit http://www.smith-wesson.com.

Safe Harbor Statement

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and the Company intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include statements regarding the Company’s sales and earnings projections for the fiscal year ending April 30, 2005, the Company’s strategies, the level of capital expenditures, the demand for the Company’s products, the opportunity for growth of the Company, operating efficiencies, customer satisfaction and cost-reduction efforts. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the demand for the Company’s products, the Company’s growth opportunities, the ability of the Company to obtain operational enhancements, the ability of the Company to increase its production capacity, the ability of the Company to engage additional key employees, and other risks detailed from time to time in the Company’s reports filed with the SEC.

SMITH & WESSON HOLDING CORPORATION and Subsidiaries

CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS
AND OTHER COMPREHENSIVE INCOME

For the Three Months Ended July 31,

	2004	2003
Net product sales	$27,768,875	$28,792,856
License revenue	396,750	423,303
Cost of goods sold	18,772,067	20,261,720
Cost of services	29,158	—

Gross profit	9,364,400	8,954,439

Operating expenses:
Research and development, net	37,139	328,618
Selling and marketing	2,861,250	2,956,901
General and administrative	3,600,541	3,319,708

Total operating expenses	6,498,930	6,605,227

Income from operations	2,865,470	2,349,212

Other income/(expense):
Other income/(expense)	314,993	(679,620)
Interest income	82,250	96,671
Interest expense	(835,377)	(851,813)

	(438,134)	(1,434,762)

Income before income taxes	2,427,336	914,450
Income tax expense	934,690	329,202

Net income	$1,492,646	$585,248
Other comprehensive income:
Unrealized loss on marketable securities	—	(12,273)

Comprehensive income	$1,492,646	$572,975

Weighted average number of common equivalent shares outstanding, basic	31,009,782	30,620,389

Net income per share, basic	$0.05	$0.02

Weighted average number of common equivalent shares outstanding, diluted	34,089,436	36,350,802

Net income per share, diluted	$0.04	$0.02

SMITH & WESSON HOLDING CORPORATION and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	July 31,2004
	(Unaudited)	April 30,2004
ASSETS
Current assets:
Cash and cash equivalents	$3,522,181	$5,510,663
Marketable securities	—	1,538,738
Accounts receivable, net of allowance for doubtful accounts of $103,510 on July 31, 2004 and $100,000 on April 30, 2004	16,704,504	20,249,858
Inventories	17,687,705	15,986,705
Other current assets	2,419,768	1,823,181
Deferred income taxes	3,639,782	3,900,480
Income tax receivable	71,195	160,596

Total current assets	44,045,135	49,170,221

Property, plant, and equipment, net	11,177,028	11,021,174
Intangibles, net	363,144	351,908
Collateralized cash deposits	22,630,366	22,673,059
Notes receivable	1,061,960	1,072,359
Deferred income taxes	9,076,216	9,607,287
Other assets	7,047,764	7,379,099

	$95,401,613	$101,275,107

LIABILITIES AND STOCKHOLDERS’EQUITY
Current liabilities:
Accounts payable	$7,375,713	$9,608,975
Accrued expenses	7,739,061	8,335,196
Accrued payroll	2,638,354	3,920,426
Accrued taxes other than income	1,036,350	1,055,506
Accrued profit sharing	680,395	2,272,030
Deferred revenue	74,325	442,291
Current portion of notes payable	4,122,136	4,039,456

Total current liabilities	23,666,334	29,673,880

Notes payable	36,807,344	37,870,046

Other non-current liabilities	16,499,049	16,913,947

Commitments and contingencies (Note 10)
Stockholders’ equity :
Common stock, $.001 par value, 100,000,000 shares authorized, 31,064,048 shares on July 31, 2004 and 30,935,799 shares on April 30, 2004 issued and outstanding	31,064	30,936
Additional paid-in capital	16,791,057	16,651,934
Retained earnings	1,606,765	114,119
Accumulated other comprehensive income	—	20,245

Total stockholders’ equity	18,428,886	16,817,234

	$95,401,613	$101,275,107

CONSOLIDATED UNAUDITED STATEMENTS OF CASH FLOWS
For the Three Months Ended July 31,

	2004	2003
Cash flows from operating activities
Net income	$1,492,646	$585,248
Adjustments to reconcile net income to cash provided by (used for) operating activities:
Amortization and depreciation	542,588	344,634
Gain on disposal of product line	(450,515)	(6,277)
Gain on sale of marketable securities	(18,780)	—
Deferred taxes	791,769	288,965
Provision for losses on accounts receivable	3,300	7,900
Provision for excess and obsolete inventory	176,727	533,928
Stock compensation for services	—	9,700
Changes in operating assets and liabilities
(Increase) decrease in assets:
Accounts receivable	3,542,054	1,996,589
Inventories	(1,877,727)	(1,296,969)
Other current assets	(596,587)	153,875
Income tax receivable	89,401	11,768
Note receivable	10,399	(102,639)
Other assets	331,335	2,119,360
Increase (decrease) in liabilities:
Accounts payable	(2,233,262)	(3,172,279)
Accrued payroll	(1,282,072)	(417,129)
Accrued profit sharing	(1,591,635)	479,724
Accrued taxes other than income	(19,156)	28,925
Accrued expenses	(596,135)	(391,730)
Other non-current liabilities	(414,898)	(2,667,209)
Deferred revenue	(217,451)	(15,567)

Net cash used for operating activities	(2,317,999)	(1,509,183)

Cash flows from investing activities:
Proceeds from sale of marketable securities	1,537,273	5,268
Reductions in collateralized cash deposits	42,693	140,033
Payments to acquire patents	(17,306)	(11,196)
Proceeds from sale of product line	300,000	7,560
Payments to acquire property and equipment	(692,372)	(680,723)

Net cash provided by (used for) investing activities	1,170,288	(539,058)

Cash flows from financing activities:
Payment on notes payable, Tomkins	(700,946)	(1,000,000)
Proceeds from exercise of options to acquire common stock	103,882	11,500
Tax benefit of options exercised	35,369	—
Payments on loans and notes payable, unrelated parties	(279,076)	—

Net cash used for financing activities	(840,771)	(988,500)

Net decrease in cash and cash equivalents	(1,988,482)	(3,036,741)
Cash and cash equivalents, beginning of year	5,510,663	12,182,010

Cash and cash equivalents, end of period	$3,522,181	$9,145,269